AMENDED SCHEDULE A

TO THE OLD MUTUAL ADVISOR FUNDS II

DISTRIBUTION PLAN

(CLASS R SHARES)

AS AMENDED NOVEMBER 19, 2007

Name of Fund	Date Added
Equity Funds
Old Mutual Analytic U.S. Long/Short Fund	09/01/06
Old Mutual Barrow Hanley Fund	09/01/06
Old Mutual Columbus Circle Technology and Communications Fund	09/01/06
Old Mutual Emerging Growth Fund	09/01/06
Old Mutual Focused Fund	09/01/06
Old Mutual Growth Fund	09/01/06
Old Mutual Heitman REIT Fund	09/01/06
Old Mutual Large Cap Fund	09/01/06
Old Mutual Large Cap Growth Fund	09/01/06
Old Mutual Large Cap Growth Concentrated Fund	09/01/06
Old Mutual Mid-Cap Fund	09/01/06
Old Mutual Select Growth Fund	09/01/06
Old Mutual Small Cap Fund	09/01/06
Old Mutual Strategic Small Company Fund	09/01/06
Old Mutual TS&W Mid-Cap Value Fund	11/19/07

Fixed Income Funds
Old Mutual Cash Reserves	05/09/07
Old Mutual Dwight Intermediate Fixed Income Fund	09/01/06
Old Mutual Dwight Short Term Fixed Income Fund	09/01/06